Exhibit 99.1

FOR IMMEDIATE RELEASE	GREENHUNTER ENERGY, INC.
STUART W. RAY APPOINTED TO
GREENHUNTER ENERGY BOARD OF DIRECTORS
GRAPEVINE, TEXAS, December 12, 2007 — GreenHunter Energy, Inc. announced today the appointment of Mr. Stuart W. Ray as an Independent Director of the Company.
Mr. Ray is an executive with broad experience in the financial services and energy industry. He currently is a partner in Sonenshine Partners LLC, a boutique investment banking firm in New York City. He is also a partner in Urban American Partners LLC, which identifies, acquires and operates portfolios of working class housing in metropolitan areas. Mr. Ray helped found this company in 1998.
From 1982 to 1998, Mr. Ray was a partner and managing director of BT Wolfensohn, the mergers and acquisitions arm of Bankers Trust, and Wolfensohn and Company which Bankers Trust acquired in 1996. Mr. Ray has broad experience advising global companies, including Daimler Benz, Baxter International, Perkin Elmer, Johnson & Johnson and AIG.
From 1977 to 1980, Mr. Ray served in the US Department of Energy in Washington DC, under the Assistant Secretary of Policy where he was actively involved in policy development for solar and renewable energy initiatives and assisted in writing the President’s policies on solar and renewable energy. These efforts formed the basis for current government programs in this area.
Mr. Ray received his Bachelor of Arts degree in 1965 from Harvard University and his MBA from Harvard Business School in 1970. Mr. Ray is a chartered financial analyst, a member of the CFA Institute, New York Society of Security Analysts, and the NASD.
Commenting on the election of Mr. Ray to the Board of Directors of GreenHunter Energy, Mr. Gary C. Evans, Chairman and CEO stated, “Stuart and I have had the opportunity of working together on large financial transactions when I was running Magnum Hunter Resources and when he headed the global Energy Group of Bankers Trust, now Deutsche Bank. I found him to be very knowledgeable in the financial arena and his background and experience in mergers and acquisitions and government should prove quite valuable to the future growth of GreenHunter Energy.”

GreenHunter Energy is focused on the renewable energy sectors of wind, solar, biofuels, and biomass power plants. Our assets consist of leases of real property for future development of wind energy projects located in Montana, New Mexico and California, a former waste oil and chemical refinery currently being converted to the nation’s largest biodiesel refinery located in Houston, Texas, and a biomass power plant located in El Centro, California. Headquartered in Grapevine, Texas, GreenHunter Energy was formed to be the first publicly traded renewable energy company that provides to investors a portfolio of diversified assets in the alternative energy sector.
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For Further Information Contact:
GreenHunter Energy, Inc.
Gary C. Evans
3129 Bass Pro Drive
Grapevine, TX 76051
Tel: (972) 410-1044
gevans@greenhunterenergy.com